EXHIBIT 99.2

ITEM 8 INFORMATION

Each of Carlyle/Riverstone Global Energy and Power Fund III, L.P., C/R Energy III Cobalt Partnership, L.P., Riverstone Energy Coinvestment III, L.P., Carlyle Energy Coinvestment III, L.P., C/R Cobalt Investment Partnership, L.P. and C/R Energy Coinvestment II, L.P. (collectively, the “C/R Investing Entities”) is a party to (a) a Stockholders Agreement, dated as of December 15, 2009, by and among Cobalt International Energy, Inc. (the “Company”), the C/R Investing Entities, funds affiliated with Goldman, Sachs & Co. and funds associated with KERN Partners Ltd. (the “Stockholders Agreement”) and (b) a Tag-Along Agreement dated as of December 15, 2009 (the “Tag-Along Agreement”), by and among the C/R Investing Entities, funds affiliated with First Reserve Corporation, funds affiliated with Goldman, Sachs & Co., funds associated with KERN Partners Ltd. and certain other specified holders of the Company’s common stock, par value $0.01 per share (“Common Stock”).

The Stockholders Agreement provides that the funds affiliated with each of Riverstone Holdings LLC/The Carlyle Group, Goldman, Sachs & Co. and First Reserve Corporation will each have the right to designate up to two of the Company’s directors and funds associated with KERN Partners Ltd. will have the right to designate one of the Company’s directors.  The Stockholders Agreement requires the parties thereto to vote their shares of Common Stock for directors that are designated in accordance with the provisions of the Stockholders Agreement.  The Stockholders Agreement also contains certain transfer restrictions with respect the shares of Common Stock owned by the parties thereto.  The Tag-Along Agreement contains certain provisions relating to tag-along rights among the parties thereto.

The aggregate number of shares of Common Stock beneficially owned collectively by the C/R Investing Entities, funds affiliated with First Reserve Corporation, funds affiliated with Goldman, Sachs & Co., funds associated with KERN Partners Ltd., and their respective related entities, based on available information, is 255,990,798, which represents approximately 71.89% of the outstanding Common Stock.

The share ownership reported for the C/R Investing Entities does not include any shares of Common Stock owned by the other parties to the Stockholders Agreement and the Tag-Along Agreement or their related entities, except to the extent disclosed in this Schedule 13G.  Each of the C/R Investing Entities may be deemed to be a member of a “group” for purposes of the Securities Exchange Act of 1934, as amended, with the other parties to the Stockholders Agreement and the Tag-Along Agreement.  This Schedule 13G shall not be deemed to be an admission that any of the C/R Investing Entities is a member of a “group” with the other parties to the Stockholders Agreement and the Tag-Along Agreement or their related entities for any purpose.  Each of the C/R Investing Entities disclaims beneficial ownership of any shares of Common Stock owned by the other parties to the Stockholders Agreement and the Tag-Along Agreement and their related entities, except to the extent disclosed in this Schedule 13G.